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Grand Premier Financial, Inc.                                                                                         EXHIBIT 12.1
Ratio of Earnings to Fixed Charges
(Pro Forma)


                                                           1995            1994            1993
                                                         ======          ======          ======
Earnings
     Net Income before taxes                             23,185          17,893          13,862

     Interest on debt                                     5,292           3,729           2,446

     Interest on deposits                                48,248          35,200          34,612
                                                         ------          ------          ------

          Total                                          76,725          56,822          50,920
                                                         ======          ======          ======


Fixed Charges and Preferred Stock Dividends
     Interest on Debt                                     5,292           3,729           2,446

     Interest on deposits                                48,248          35,200          34,612

     Preferred stock dividends                            1,106           1,205             592
                                                         ------          ------          ------
          Total                                          54,646          40,134          37,650
                                                         ======          ======          ======

Ratio of Earnings to Combined fixed charges
     and preferred stock dividends                         1.40            1.42            1.35
                                                         ======          ======          ======

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